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As filed with the Securities and Exchange Commission on June 3, 2010

Registration No. 333-166218

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
to
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

FERRELLGAS, L.P.
FERRELLGAS FINANCE CORP.
(Exact name of registrants as specified in their charters)

Delaware	5900	43-1698481
Delaware (State or other jurisdictions of incorporation or organization)	5900 (Primary Standard Industrial Classification Code Numbers)	14-1866671 (I.R.S. Employer Identification Numbers)

7500 College Boulevard, Suite 1000, Overland Park, Kansas 66210
(913) 661-1500
(Address, including zip code, and telephone number, including area code, of the registrants' principal executive offices)

J. Ryan VanWinkle
Senior Vice President and Chief Financial Officer
Ferrellgas, Inc.
7500 College Boulevard, Suite 1000, Overland Park, Kansas 66210
(913) 661-1500
(Name, address, including zip code, and telephone number, including area code, of the registrants' agent for service)

Copies to:

David L. Ronn
Greenberg Traurig, LLP
1000 Louisiana Street, Suite 1700
Houston, Texas 77002
(713) 374-3625

Approximate date of commencement of proposed sale of the securities to the public:
Promptly following the effectiveness of this registration statement.

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrants are a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Ferrellgas, L.P.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Ferrellgas Finance Corp.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

          THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

 EXPLANATORY NOTE:

        This Amendment No. 2 is being filed solely for the purpose of updating Exhibit 23.1, which was included with the Registration Statement on Form S-4 filed by the registrant on April 21, 2010. This Amendment No. 2 does not modify any provision of the prospectus that forms a part of the Registration Statement and accordingly this Amendment consists only of the facing pages, this explanatory note and Part II of the Registration Statement, and such prospectus has not been included herein.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Ferrellgas, L.P. does not have any employees, officers or directors. It is managed and operated by the employees, officers and directors of its general partner, Ferrellgas, Inc.

        The partnership agreement of Ferrellgas, L.P. provides that Ferrellgas, L.P., subject to any limitations expressly provided in its partnership agreement, shall indemnify and hold harmless to the fullest extent permitted by current applicable law or as such law may hereafter be amended (but, in the case of any such amendment, only to the extent that the amendment permits either partnership to provide broader indemnification rights) particular persons (each, an "Indemnitee") from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of their status as:

  •
  the general partner, a former general partner, or any of their affiliates;

  •
  an officer, director, employee, partner, agent or trustee of either partnership, the general partner, any former general partner, or any of their affiliates; or

  •
  a person or entity serving at the request of either partnership in another entity in a similar capacity.

        This indemnification is available only if the Indemnitee acted in good faith, in a manner in which the Indemnitee believed to be in, or not opposed to, the best interests of the applicable partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not of itself create a presumption that the Indemnitee acted in a manner contrary to that specified in the immediately preceding sentence. Any indemnification shall be made only out of the assets of the applicable partnership; our general partner shall not be personally liable for any indemnification and shall have no obligation to contribute or loan any money or property to the applicable partnership to enable it to effect any indemnification. In no event may an Indemnitee subject the limited partners of the applicable partnership to personal liability by reason of being entitled to indemnification.

        To the fullest extent permitted by current applicable law or as such law may hereafter be amended (but, in the case of such amendment, only to the extent that the amendment permits either partnership to provide broader indemnification rights), expenses (including, without limitation, legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the applicable partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the applicable partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it is ultimately determined that the Indemnitee is not entitled to indemnification.

        We have, to the extent commercially reasonable, purchased and currently maintain (or reimburse our general partner or its affiliates for the cost of) insurance, on behalf of our general partner and such other persons or entities as our general partner has determined, including particular other Indemnitees, against any liability that may be asserted against or expenses that may be incurred by such person or entity in connection with either partnership's activities or in connection with such person's or entity's activities related to either partnership in such person's or entity's professional capacity, regardless of whether Ferrellgas Partners, L.P. would have the power to indemnify such person or entity against such liability under the provisions of either partnership's partnership agreement.

        An Indemnitee shall not be denied indemnification by the applicable partnership, in whole or in part, because the Indemnitee had an interest in the transaction with respect to which the indemnification applies, so long as the transaction was otherwise permitted by the terms of the applicable partnership agreement. Notwithstanding anything to the contrary set forth in the applicable partnership agreement, no Indemnitee shall be liable for monetary damages to the applicable partnership, the limited partners, their assignees or any other persons or entities who have acquired partnership interests in Ferrellgas, L.P., for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith. Also, our general partner shall not be responsible for any misconduct or negligence on the part of any agent appointed by our general partner in good faith to exercise any of the powers granted to our general partner or to perform any of the duties imposed upon it pursuant to the applicable partnership agreement.

Ferrellgas, Inc.

        The Certificate of Incorporation, as amended, and bylaws of Ferrellgas, Inc. also provide for similar indemnification rights and benefits for its officers and directors from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any officer or director of Ferrellgas, Inc. may be involved, or is threatened to be involved, as a party or otherwise; provided, however, the officers or directors must have acted in good faith, in a manner in which such person or entity believed to be in, or not opposed to, the best interests of Ferrellgas, Inc. and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Ferrellgas, Inc. is also under similar obligations to advance expenses to its officers and directors relating to indemnified claims and Ferrellgas, Inc. has, to the extent commercially reasonable, purchased and currently maintains insurance on behalf of its officers and directors.

        Furthermore, the directors of Ferrellgas, Inc. are not personally liable to Ferrellgas, Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to Ferrellgas, Inc. or its stockholders,

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  for unlawful payments of dividends or unlawful stock repurchases or redemptions under Section 174 of the General Corporation Law of the State of Delaware; or

  •
  for any transaction from which the director derived an improper personal benefit.

        Ferrellgas, Inc. has also entered into employment agreements with some of its directors and officers. Pursuant to these employment agreements, Ferrellgas, Inc. has contractually agreed to indemnify these officers and directors generally in accordance with the indemnification terms and provisions set forth above. Some of these employment agreements also provide that Ferrellgas, Inc. shall indemnify such director or officer when they were or are a party or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Ferrellgas, Inc. to procure a judgment in its favor by reason of the fact that such director or officer is or was a director or officer of Ferrellgas, Inc., or is or was serving at the request of Ferrellgas, Inc. as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such director or officer in connection with the defense or settlement of such action or suit if such director or officer acted in good faith and in a manner that such director or officer reasonably believed to be in or not opposed to the best interests of Ferrellgas, Inc. and except that no indemnification pursuant to the employment agreements shall be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to Ferrellgas, Inc. unless and only to the extent that the Court of

Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such directors or officers are fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Generally, any indemnification under these employment agreements (unless ordered by a court) shall be made by Ferrellgas, Inc. only as authorized in each specific case upon a determination, in accordance with the procedures set forth in the applicable employment agreement, that indemnification of such director or officer is proper in the circumstances because such director or officer has met the applicable standard of conduct set forth in their particular employment agreement. Such determination shall be made:

  •
  by a majority vote of the board of directors of Ferrellgas, Inc. who are not parties to such action, suit or proceeding, even though less than a quorum;

  •
  if there are no such directors or, if such directors so direct, by independent legal counsel in a written opinion; or

  •
  by the stockholders of Ferrellgas, Inc.

        Also, if such director or officer institutes any legal action to enforce such director's or officer's rights under their employment agreement, or to recover damages for breach of their employment agreement, such director or officer, if such director or officer prevails in whole or in part, shall be entitled to recover from Ferrellgas, Inc. all fees and expenses (including attorneys' fees) incurred by such director or officer in connection therewith.

        None of the indemnification rights described herein are exclusive of any other rights to which an Indemnitee, or other applicable person, may be entitled under any bylaw, agreement, vote of stockholders, unitholders or disinterested directors, as a matter of law or otherwise, both as to action in the Indemnitee's, or other applicable person's, official capacity with either partnership or Ferrellgas, Inc. and as to action in another capacity while holding such office, and shall continue after the Indemnitee, or other applicable person, has ceased to be an officer or director of either partnership or Ferrellgas, Inc., and shall inure to the benefit of the heirs, executors and administrators of the Indemnitee, or other applicable person.

Item 21.    Exhibits

Exhibit Number	Description
4.1	Indenture dated as of September 14, 2009 with form of Note attached, among Ferrellgas, L.P., Ferrellgas Finance Corp. and U.S. Bank National Association, as trustee, relating to 9 1/8% Senior Notes due 2017. Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed September 14, 2009.
4.2
Registration Rights Agreement dated September 14, 2009, among Ferrellgas, L.P., Ferrellgas Finance Corp. and the initial purchasers named therein, relating to 9 1/8% Senior Notes due 2017. Incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed September 14, 2009.
*5.1	Opinion of Greenberg Traurig, LLP as to the legality of the securities registered hereby
*8.1	Opinion of Greenberg Traurig, LLP as to tax matters
*12.1	Computation of ratio of earnings to fixed charges
**23.1	Consent of Deloitte & Touche LLP
*23.2	Consent of Greenberg Traurig LLP (contained in Exhibits 5.1 and 8.1)

Exhibit Number	Description
*25.1	Statement of Eligibility and Qualification of the Trustee, U.S. Bank National Association on Form T-1
*99.1	Form of Letter of Transmittal
*99.2	Form of Notice of Guaranteed Delivery
*99.3	Form of Letter to Clients
*99.4	Form of Letter to Brokers

*
Previously filed.

**
Filed herewith.

Item 22.    Undertakings

        Each of the undersigned registrants hereby undertakes:

  (1)
  to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  to include any prospectus required by Section 10(a)(3) of the Securities Act;

  (ii)
  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  (iii)
  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  (5)
  That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: Each of the undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

  (ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

  (iii)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or its securities provided by or on behalf of the undersigned registrants; and

  (iv)
  Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

  (6)
  That, for purposes of determining any liability under the Securities Act of 1933, each filing of each registrants' annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (7)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (8)
  To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (9)
  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

 SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Overland Park, State of Kansas, on June 3, 2010.

FERRELLGAS, L.P.
By:	Ferrellgas, Inc. (General Partner)
By:	/s/ STEPHEN L. WAMBOLD Stephen L. Wambold Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES E. FERRELL James E. Ferrell	Executive Chairman and Chairman of the Board of Directors of Ferrellgas, Inc.	June 3, 2010
/s/ WILLIAM K. HOSKINS William K. Hoskins	Director of Ferrellgas, Inc.	June 3, 2010
/s/ A. ANDREW LEVISON A. Andrew Levison	Director of Ferrellgas, Inc.	June 3, 2010
/s/ JOHN R. LOWDEN John R. Lowden	Director of Ferrellgas, Inc.	June 3, 2010
Michael F. Morrissey	Director of Ferrellgas, Inc.	, 2010
/s/ ELIZABETH T. SOLBERG Elizabeth T. Solberg	Director of Ferrellgas, Inc.	June 3, 2010
/s/ STEPHEN L. WAMBOLD Stephen L. Wambold	Chief Executive Officer, President (Principal Executive Officer) and Director of Ferrellgas, Inc.	June 3, 2010
/s/ J. RYAN VANWINKLE J. Ryan VanWinkle	Senior Vice President and Chief Financial Officer, Treasurer (Principal Financial and Accounting Officer)	June 3, 2010

S-1

 SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Overland Park, State of Kansas, on June 3, 2010.

FERRELLGAS FINANCE CORP.
By	/s/ STEPHEN L. WAMBOLD Stephen L. Wambold Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEPHEN L. WAMBOLD Stephen L. Wambold	Chief Executive Officer and President (Principal Executive Officer)	June 3, 2010
/s/ J. RYAN VANWINKLE J. Ryan VanWinkle	Chief Financial Officer and Sole Director (Principal Financial and Accounting Officer)	June 3, 2010

S-2

 Exhibit Index

Exhibit Number	Description
4.1	Indenture dated as of September 14, 2009 with form of Note attached, among Ferrellgas, L.P., Ferrellgas Finance Corp. and U.S. Bank National Association, as trustee, relating to 9 1/8% Senior Notes due 2017. Incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed September 14, 2009.
4.2
Registration Rights Agreement dated September 14, 2009, among Ferrellgas, L.P., Ferrellgas Finance Corp. and the initial purchasers named therein, relating to 9 1/8% Senior Notes due 2017. Incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed September 14, 2009.
*5.1	Opinion of Greenberg Traurig, LLP as to the legality of the securities registered hereby
*8.1	Opinion of Greenberg Traurig, LLP as to tax matters
*12.1	Computation of ratio of earnings to fixed charges
**23.1	Consent of Deloitte & Touche LLP
*23.2	Consent of Greenberg Traurig LLP (contained in Exhibits 5.1 and 8.1)
*25.1	Statement of Eligibility and Qualification of the Trustee, U.S. Bank National Association on Form T-1
*99.1	Form of Letter of Transmittal
*99.2	Form of Notice of Guaranteed Delivery
*99.3	Form of Letter to Clients
*99.4	Form of Letter to Brokers

*
Previously filed.

**
Filed herewith.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers
  Item 21. Exhibits
  Item 22. Undertakings
SIGNATURES
SIGNATURES
Exhibit Index